Exhibit 10.6

License Agreement

This License Agreement (“Agreement”) is made and entered into effective as of February 8, 2005 (the “Effective Date”), by and between Revaax Pharmaceuticals LLC, an Indiana corporation (“Licensor”), and Rexahn Corporation, a Delaware corporation (“Licensee”). Licensor and Licensee each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

Recitals

A.    Licensor controls certain patents, and Licensee desires to obtain a license to such patents for the purpose of developing and commercializing pharmaceutical products.

B.    Licensor desires to grant Licensee such a license on the terms and conditions set forth therein.

In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

Agreement

1.	Definitions

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement.

1.1          “Affiliate” means a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with an entity. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2          “Controlled” means, with respect to any Know-How, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Know-How, Patent or right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party.

1.3          “FDA” means the United States Food and Drug Administration, or any successor agency.

1.4           “Field” means the diagnosis, prognosis, prevention and treatment of human and non-human diseases and conditions.

1.5          “IND” means an Investigational New Drug Application filed with the FDA in conformance with applicable laws and regulations, or the equivalent thereof in jurisdictions outside the United States.

1.6         “Know-How” means any knowledge, experience, technology, information, and data, including pre-clinical and clinical data generated in connection with the research and development of compounds, formulas and formulations, processes, techniques, unpatented inventions, discoveries, ideas, and developments, test procedures, results, and reports, together with all documents and files embodying the foregoing.

1.7          “Licensed Know-How” means any and all Know-How Controlled by Licensor as of the Effective Date or developed by or on behalf of Licensor at any time during the Term.

1.8          “Licensed Patent” means any Patent Controlled by Licensor as of the Effective Date or during the Term, including the Patents listed in Exhibit A, and any Patent claiming Licensed Know-How.

1.9          “Licensed Product” means any product the manufacture, use or sale of which is covered by a Valid Claim.

1.10        “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.11        “Marketing Approval” means the approvals of any federal, state or local regulatory agency, department, bureau or other government entity in a country, that are necessary to be obtained prior to the commercial sale of a Licensed Product in that country.

1.12        “Net Expenditures” means, on a Licensed Product-by-Licensed Product basis, the cost of developing the Licensed Product incurred by Licensee through the date of the first commercial sale of the Licensed Product, including but not limited to: (a) direct material costs, (b) direct labor costs, (c) overhead directly attributable to development of the Licensed Product, all calculated in accordance with GAAP, and (d) all other out-of-pocket costs, including but not limited to expenses for conducting pre-clinical and clinical activities and developing a manufacturing process and any Technology Acquisition Payments to the extent not already deducted from payments due to Licensor under this Agreement; but specifically excluding (i) all license fees paid to Licensor under Section 3.1, and (ii) all milestone payments paid to Licensor under Section 3.2. Direct material costs will include the costs incurred in purchasing or manufacturing clinical trial materials, including sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components for clinical trial materials. Direct labor will include the cost of employees and consultants for the time they are engaged in direct development activities for a Licensed Product. Overhead attributable to the Licensed Product will include a reasonable allocation of indirect labor (not previously included in direct labor), a reasonable allocation of administrative costs, and a reasonable allocation of facilities costs.

1.13        “Net Sales” means the total amount received by Licensee or its Affiliates from the sale of a Licensed Product to Third Parties by Licensee or its Affiliates, less: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such Third Parties for spoiled, damaged, out-dated and returned product; (b) freight and insurance costs for transporting such product; (c) sales, value-added and other direct taxes on the sale of the product; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such product; (e) trade, cash, and quantity discounts off the invoiced price and similar promotional discounts or rebates (such as management fees required by hospital buying groups or granted to managed care organizations) off the invoiced price; (f) amounts reflecting retroactive price adjustments on sale of products, to the extent not previously deducted from Net Sales; (g) manufacturing and packing costs or the supply price paid to a Third Party manufacturer of the Licensed Product; (h) marketing and promotional costs; (i) sales and detailing costs of Licensee’s or its Affiliates’ sales force; and (j) any Technology Acquisition Payments to the extent not already deducted from payments due to Licensor under this Agreement.

1.14        “Patents” means (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications.

1.15       “Pivotal Trial” means, as to a specific pharmaceutical product, a Phase III clinical trial (or foreign equivalent), or any controlled and lawful study in humans of the efficacy and safety of such product, that is prospectively designed to demonstrate with statistical significance that such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Approval of such product.

1.16        “Sublicense Agreement” means any license agreement under which Licensee grants a Third Party a sublicense under any Licensed Technology for the purpose of allowing such Third Party to develop and commercialize one or more Licensed Products.

1.17        “Sublicense Revenues” means any non-creditable upfront license fees or milestone payments received by Licensee from any Sublicensee pursuant to a Sublicense Agreement and in connection with the development and commercialization of a Licensed Product by such Sublicensee, less any Technology Acquisition Payments to the extent not already deducted from payments due to Licensor under this Agreement, but specifically excluding any Sublicense Royalty Revenues.

1.18        “Sublicense Royalty Revenues” means all cash payments received by Licensee from any Sublicensee pursuant to a Sublicense Agreement based on the sales value of Licensed Products sold by such Sublicensee, less any Technology Acquisition Payments to the extent not already deducted from payments due to Licensor under this Agreement.

1.19        “Sublicensee” means any Third Party that has entered into a Sublicense Agreement.

1.20        “Technology Acquisition Agreement” means any agreement entered into before or after the Effective Date between Licensee or its Affiliates and a Third Party under which Licensee or its Affiliate, as applicable, is granted a license to or is assigned (a) any of such Third Party’s Patents that would be infringed, in the absence of such agreement, by the manufacture, use or sale of a Licensed Product by Licensee or its Affiliates, or (b) any of such Third Party’s Know-How that covers or is useful with respect to the composition, use, or manufacture of a Licensed Product.

1.21        “Technology Acquisition Payments” means license fees, milestone payments, or royalties payable by Licensee or its Affiliates to a Third Party under any Technology Acquisition Agreement in connection with the development or commercialization of a Licensed Product.

1.22        “Term” has the meaning assigned to it in Section 7.1.

1.23        “Third Party” means any party other than Licensor, Licensee, or their respective Affiliates.

1.24        “Valid Claim” means any claim of an issued and unexpired patent within the Licensed Patents which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

2.	License Grant; Diligence

2.1          Grant. Licensor hereby grants to Licensee an exclusive, worldwide, royalty-bearing license, with the right to sublicense through multiple tiers of sublicenses, under the Licensed Technology to use and practice the Licensed Technology and to research, develop, make, use, sell, offer for sale, and import Licensed Products in the Field.

2.2          Technology Transfer. Within 10 days after the Effective Date, Licensor will provide Licensee with copies of all tangible embodiments of the Licensed Know-How in Licensor’s possession or control.

2.3          Diligence. Licensee will use its commercially reasonable efforts to develop and commercialize one or more Licensed Products in the Field during the Term. As between the Parties, Licensee will be solely responsible for developing Licensed Products and seeking regulatory approval for such Licensed Products (including, without limitation, by preparing and filing any and all regulatory submissions relating to the clinical development or Marketing Approval of a Licensed Product).

3.	Payments

3.1          Initial License Fee. Licensee will pay to Licensor an initial license fee of US$375,000, payable in 8 installments of US$46,875 each, with the first installment due on the 14th day after the Effective Date (the “First Payment Date”), and the subsequent installments due on the 90th day, 180th day, 270th day, 360th day, 450th day, 540th, and 630th day of the First Payment Date.

3.2	Milestone Payment.

3.2.1       Licensee will pay to Licensor the following one-time milestone payments within 30 days after the first achievement of the following milestone events by Licensee:

(a)    $500,000 with respect to the dosing of the first patient in the first Pivotal Trial for a Licensed Product, and $250,000 with respect to the dosing of the first patient in the second, third, fourth and fifth Pivotal Trial, and $125,000 with respect the dosing of the first patient in any subsequent Pivotal Trial; provided, however, that Licensee will not have any obligation to make any payments under this Section 3.2.1(a) with respect to any Pivotal Trial that is conducted for the same Licensed Product and the same indication for which Licensee has previously made a milestone payment pursuant to this Section 3.2.1(a);

(b)    $5,000,000 with respect to the receipt of the first Marketing Approval for a Licensed Product, and $2,500,000 with respect to the receipt of the second, third, fourth and fifth Marketing Approval for a Licensed Product, and $1,250,000 with respect to any subsequent Marketing Approval; provided, however, that Licensee will not have any obligation to make any payments under this Section 3.2.1(b) with respect to any Marketing Approval that is for the same Licensed Product and the same indication for which Licensee has previously made a milestone payment pursuant to this Section 3.2.1(b).

3.2.2       Notwithstanding anything in this Agreement, Licensee will have no obligation to make any payments under this Section 3.2 with respect to any milestone events for which Licensee receives Sublicense Revenues and thus has an obligation to make payments under Section 3.4.1.

3.2.3       At Licensee’s option, Licensee may elect to pay for up to 50% of any milestone payment due under Section 3.2.1 above in common stock of Licensee with the number of shares determined by dividing the amount of the portion of the milestone payment to be paid in shares by the fair market value of one share of common stock of Licensee, as determined in good faith by Licensee’s board of directors.

3.3	Royalties on Net Sales.

3.3.1       Royalty Rate. Subject to the terms and conditions of this Agreement, Licensee will pay to Licensor a royalty on Net Sales of each Licensed Product as follows:

(a)    4% of the portion of aggregate Net Sales of such Licensed Product during a calendar year that is equal to or less than $250,000,000;

(b)   5% of the portion of aggregate Net Sales of such Licensed Product during a calendar year that is greater than $250,000,000 but equal to or less than $500,000,000;

(c)    6% of the portion of aggregate Net Sales of such Licensed Product during a calendar year that is greater than $500,000,000 but equal to or less than $750,000,000; and

(d)    7% of the portion of aggregate Net Sales of such Licensed Product during a calendar year that exceeds $750,000,000.

3.3.2       Royalty Term. Licensee’s royalty payment obligations under this Section 3.3 will expire on a Licensed Product-by-Licensed Product basis and a country-by-country basis upon the expiration of the period (the “Royalty Term”) ending upon the later of: (a) expiration of the last-to-expire Valid Claim that, but for the licenses granted in this Agreement, would be infringed by the sale of such Licensed Product in such country, and (b) 10 years after the first commercial sale of such Licensed Product by Licensee, its Affiliates or Sublicensees anywhere in the world.

3.3.3       Reduction of Royalty Rate. Upon expiration of the last Valid Claim covering a particular Licensed Product in a particular country, each of the royalty rates set forth in Section 3.3.1 will be reduced by 50% for the remainder of the Royalty Term, resulting in royalty rates of 2%, 2.5%, 3%, and 3.5%, as applicable.

3.3.4       No Double Dipping. For the avoidance of doubt, Licensee will not be required to make any payments under Section 3.3 with respect to any unit of Licensed Product for which Licensee has an obligation to make payments under Section 3.4.2.

3.4	Sublicense Revenues.

3.4.1       Subject to the terms and conditions of this Agreement, Licensee will pay to Licensor 25% of Sublicense Revenues received by Licensee pursuant to any Sublicense Agreement.

3.4.2       Subject to the terms and conditions of this Agreement, Licensee will pay to Licensor a share of Sublicense Royalty Revenues received by Licensee, as follows:

(a)    15% of all Sublicense Royalty Revenues, until such time as the Aggregate Discount Amount (as defined in Section 3.4.3 below) reaches an amount equal to three (3) times the Net Expenditures;

(b)    beginning in the first full month after the Aggregate Discount Amount reaches an amount equal to three (3) times the Net Expenditures:

(i)    25% on Sublicense Royalty Revenues corresponding to that portion of aggregate net sales of Licensed Products by a Sublicensee during a calendar year that is less than or equal $500,000,000; and

(ii)    33% on Sublicense Royalty Revenues corresponding to that portion of aggregate net sales of Licensed Products by a Sublicensee during a calendar year that exceeds $500,000,000.

3.4.3       For purposes of this Section 3.4, the “Aggregate Discount Amount” will be equal to the running total of all Annual Discount Amounts for the Term. For each calendar year or portion thereof during the Term, the Annual Discount Amount (labeled as “X” in the equation below) will be calculated as follows:

X = (0.1 * A) + (0.18 * B)

A = Sublicense Royalty Revenues received by Licensee corresponding to that portion of aggregate net sales of Licensed Products by all Sublicensees during such calendar year that is less than or equal $500,000,000

B = Sublicense Royalty Revenues corresponding to that portion of aggregate net sales of Licensed Products by all Sublicensees during such calendar year that exceeds $500,000,000

3.5	Payments.

3.5.1       Payment Timing. Licensee will make royalty or sublicense payments to Licensor within 45 days of the last day of each calendar quarter for which such payments are due under Section 3.3 or 3.4, as the case may be. Each such payment will be accompanied by a written report showing the cumulative Net Sales, Sublicense Revenues, and Sublicense Royalty Revenues received by Licensee and its Affiliates during such calendar quarter and the corresponding payments due under this Agreement. In addition, in connection with any payments pursuant to Section 3.4.2(a), Licensee will provide the amount of Net Expenditures and the Aggregate Discount Amount.

3.5.2       Payment Method.  All amounts due hereunder will be paid in US Dollars by check or wire transfer in immediately available funds to an account designated by Licensor.

3.5.3       Currency Conversion. For any currency conversion required in connection with any payment hereunder, or in determining the amount of royalties due, such conversion will be made at the prevailing commercial rate of exchange for purchasing the currency into which an amount is to be converted as published in the Eastern Edition of the Wall Street Journal (U.S. Edition) on the day which is the last business day of the applicable quarterly period for any payments made pursuant to Sections 3.3 or 3.4. For purposes of determining the payment due, the amount of Net Sales, Sublicense Revenues, or Sublicense Royalty Revenues, as the case may be, in any foreign currency will be computed by converting such amount into US Dollars as provided in this Section 3.5.3.

3.6	Records; Audit.

3.6.1       Records Retention. Licensee will maintain complete and accurate books, records and accounts in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained by Licensee until three years after the end of the period to which such books, records and accounts pertain.

3.6.2       Audit. Licensor will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Licensee, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Licensee as may be reasonably necessary to verify the accuracy of information needed to calculate payments required hereunder (“Payment Information”) for any calendar quarter ending not more than 36 months prior to the date of such request; provided, however, that Licensor will not have the right to conduct more than one such audit in any 12-month period. The accounting firm will disclose to Licensee and Licensor whether such Payment Information is correct or incorrect and the specific details concerning any discrepancies. Licensor will bear all costs of any such audit.

3.6.3       Payment of Additional Amounts. If, based on the results of any audit, additional payments are owed to Licensor under this Agreement, Licensee will make such additional payments promptly after the accounting firm’s written report is delivered to both Parties and Licensee will, in addition, reimburse Licensor’s expenses for conducting the audit if the amount of the underpayment exceeds 5% of the total payment actually due. If, based on the results of any audit, payments made pursuant to this Agreement exceeded payments indicated by the audit as being due hereunder, such excess will be credited against future amounts owed by Licensee under this Agreement.

3.6.4       Confidentiality. Licensor will treat all information subject to review under this Section 3.6 in accordance with the confidentiality provisions of Section 6 and will cause its accounting firm to enter into a confidentiality agreement with Licensee obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

4.	Intellectual Property Rights

4.1	Filing, Prosecution and Maintenance of Licensed Patents.

4.1.1       Licensee will be responsible for the filing and prosecution of the Licensed Patents, and for the maintenance of the Licensed Patents, through patent counsel of its choice.

4.1.2       The costs and expenses incurred by Licensee in connection with the filing, prosecution and maintenance of any Licensed Patent will be borne by Licensee.

4.1.3       Notwithstanding anything in this Agreement, if Licensee wishes to discontinue the payment of filing, prosecution or maintenance costs with respect to a particular Licensed Patent, it will inform Licensor thereof in writing with 30 days prior notice, and any Licensed Patents with respect to which Licensee has discontinued the payment of such costs will be excluded from the licenses granted under this Agreement, and will no longer be considered Licensed Patents as that term is used in this Agreement.

4.2          Right to Defend Infringement Claims. If the manufacture, sale or use of a Licensed Product pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Licensee (or its Affiliates or Sublicensees), Licensee will promptly notify Licensor thereof in writing. Licensee or its Affiliates or Sublicensees will have the exclusive right to defend and control the defense of any such claim, suit or proceeding at its own expense (subject to Section Section 8.1), using counsel of its own choice; provided, however, that Licensee and its Affiliates and Sublicensees will not enter into any settlement which admits or concedes that any aspect of Licensed Patents are invalid or unenforceable without the prior written consent of Licensor. Licensee will keep Licensor reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Licensee agrees to provide Licensor with copies of all pleadings filed in such action and to allow Licensor reasonable opportunity to participate in the defense of the claims.

4.3	Enforcement of Licensed Patents.

4.3.1       Initiation. Licensee and Licensor will each promptly notify the other in writing of any alleged or threatened infringement of any Licensed Patent by a Third Party. Licensor and Licensee will then confer and may agree jointly to prosecute any such infringement. If the Parties do not agree on whether or how to proceed with enforcement activity (i) within 60 days following the detection of the of alleged infringement, or (ii) 10 business days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then, Licensor may commence litigation with respect to the alleged or threatened infringement at its own expense. In the event that Licensor does not commence litigation within five business days of the above-specified date, Licensee may do so, at Licensee’s expense.

4.3.2      Cooperation. In the event a Party brings an infringement action, the other Party will cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or to join such action as a necessary party. If Licensee commences litigation under this Section 4.3, it will receive a credit for one-half (50%) of its reasonable and documented expenses of commencing and prosecuting said litigation against payments due Licensor under Section 3 hereof. If Licensor commences litigation under this Section 4.3 it will invoice Licensee quarterly for one-half (50%) of its reasonable and documented expenses of commencing and prosecuting said litigation through each calendar quarter, and Licensee will promptly pay said invoices. Neither Party will have the right to settle any patent infringement litigation under this Section 4.3 in a manner that diminishes the rights or interest of the other Party without the express written consent of such other Party. The Party commencing the litigation will provide the other Party with copies of all pleadings/documents filed with the court and will consider reasonable input from the other Party during the course of the proceedings.

4.3.3      Recovery. Except as otherwise agreed by the Parties as a cost sharing arrangement, any recovery realized as a result of such litigation described in Section 4.3.1 (whether by way of settlement or otherwise) will be first allocated to reimbursement of unreimbursed legal fees and expenses incurred by the Party initiating the proceeding, then toward reimbursement of any of unreimbursed legal fees and expenses of the other Party, then, if applicable, toward reimbursement of the other Party for the amount of any credits taken by the Party initiating the proceeding as permitted above, and then the remainder will be divided between the Parties as follows: (i) if the award is based on lost profits, Licensee will receive the amount equal to the damages the court determines that Licensee has suffered as a result of the infringement less the amount of any royalties and other payments that would have been due to Licensor on sales of Licensed Products lost by Licensee as a result of the infringement had Licensee made such sales, and Licensor will receive an amount equal to the royalties and other payments they would have received under Section 3 hereof if such sales had been made by Licensee; and (ii) as to awards other than those based on lost profits, 60% to the Party initiating such proceeding, and 40% to the other Party.

4.4          Patent Term Extension and Supplementary Protection Certificate. Upon receiving Marketing Approval for a Licensed Product, the Parties agree to coordinate the application for any patent term extension or supplementary protection certificates that may be available in any country. The primary responsibility of applying for any extension or supplementary protection certificate will be the Party having the right to make the application under the applicable law. The Party responsible for filing the application will keep the other Party fully informed of its efforts to obtain such extension or supplementary protection certificate. Each Party will provide prompt and reasonable assistance, without additional compensation, to obtain such patent extension or supplementary protection certificate. The Party filing such request will pay all expenses in regard to obtaining the extension or supplementary protection certificate.

5.	Representation and Warranties; Covenants

5.1          Representations of Licensor. Licensor represents to Licensee that: (i) Licensor is the sole and exclusive owner of, and has good and valid title to the Licensed Technology, free and clear of any encumbrance, lien, mortgage, charge, restriction or liability, whether equitable or legal, that would conflict with or impair the rights granted to Licensee under this Agreement; (ii) to the best of Licensor’s knowledge, practice of the inventions claimed in the Licensed Patents is not infringing any Patent of a Third Party, and the Licensed Patents are not being infringed by any Third Party; (iii) as of the Effective Date, all registration, maintenance and renewal fees in connection with each Licensed Patent have been paid; (iv) as of the Effective Date, Licensor has not, and during the term of this Agreement will not, grant any right to any Third Party relating to the Licensed Technology that would conflict with or erode the rights granted to Licensee under this Agreement; (v) as of the Effective Date, Licensor has not received any statement or assertion that any claim in any of the Licensed Patents is, or may be or become rendered, invalid or unenforceable; (vi) Licensor has not been served with and has not received any notice of any threatened complaint, claim, judgment or settlement relating to the breach by Licensor of any license agreement with any Third Party necessary to Control the Licensed Patents licensed under this Agreement; (vii) Licensor has not been served with or received any notice of any threatened interference actions or oppositions to any Patents within the Licensed Patents or other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to the Licensed Patents; and (viii) it has not been served with any complaint alleging infringement of a Third Party’s patents arising from the practice of the claims in the Patents within the Licensed Patents.

5.2          Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party that: (i) this Agreement is a legal and valid obligation binding upon its execution and enforceable against it in accordance with its terms and conditions; and (ii) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action, and the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions.

5.3          DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 5.1 AND 5.2, EACH PARTY MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LICENSOR AND LICENSEE EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY OR MERCHANTABILITY.

6.	Confidentiality

6.1          Definition. During the Term and subject to the terms and conditions of this Agreement, a Party (a “Disclosing Party”) may communicate to another Party (a “Receiving Party”) information in connection with this Agreement or the performance of its obligations hereunder, including, without limitation, certain scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business (collectively, “Confidential Information”). Without limiting the foregoing, “Confidential Information” is hereby deemed to include any and all information disclosed by one Party to the other Party pursuant to any confidentiality agreement between the Parties executed prior to the Effective Date.

6.2          Exclusions. Notwithstanding the foregoing, information of a Disclosing Party will not be deemed Confidential Information with respect to a Receiving Party for purposes of this Agreement if such information:

(a)    was already known to the Receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to the Receiving Party;

(b)    was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(c)    became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to the Receiving Party through no fault of or breach of its obligations under this Section 6 by the Receiving Party;

(d)    was disclosed to the Receiving Party other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or

(e)    was independently discovered or developed by the Receiving Party or its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information belonging to the Party that Controls such information and know-how.

6.3          Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that, during the Term and for five years thereafter, a Receiving Party and its Affiliates and sublicensees will keep completely confidential and will not publish or otherwise disclose and will not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of a Disclosing Party, its Affiliates or sublicensees.

6.4          Authorized Disclosure. A Receiving Party may disclose Confidential Information of a Disclosing Party to the extent that such disclosure is:

6.4.1      made in response to a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, however, that such Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

6.4.2      otherwise required by law; provided, however, that the Disclosing Party will provide the Receiving Party with notice of such disclosure in advance thereof to the extent practicable;

6.4.3      made by such Party to the regulatory authorities as required in connection with any filing of an IND or an application for Marketing Approval, or similar applications or requests; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

6.4.4      made by a Receiving Party, in connection with the performance of this Agreement, to Affiliates, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 6;

6.4.5      made by a Receiving Party to existing or potential acquirers or merger candidates; potential sublicensees or collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 6;

6.4.6      made by the Receiving Party with the prior written consent of the Disclosing Party.

6.5          Use of Name. Neither Party may make public use of the other Party's name except (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by applicable law, and (c) otherwise as agreed in writing by such other Party.

6.6	Press Releases.

6.6.1      Licensee may make a press release regarding the execution of this Agreement, the final form of which will be submitted to Licensor for review and comment not less than five full business days prior to its release to the public. For subsequent press releases and other written public disclosures relating to this Agreement or the Parties’ relationship hereunder (each, a “Proposed Disclosure”), each Party will use reasonable efforts to submit to the other Party a draft of such Proposed Disclosures for review and comment by the other Party at least five full business days prior to the date on which such Party plans to release such Proposed Disclosure, and in any event will submit such drafts at least 24 hours prior to the release of such Proposed Disclosure, and will review and consider in good faith any comments provided in response.

6.6.2      If a Party is unable to comply with the foregoing 24-hour notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such Party will not be in breach of this Agreement but will in that case give telephone notice to a senior executive of the other Party and provide a draft disclosure with as much notice as possible prior to the release of such Proposed Disclosure.

6.6.3      A Party may publicly disclose without regard to the preceding requirements of this Section 6.6 information that was previously disclosed in a Proposed Disclosure that was in compliance with such requirements.

6.7          Terms of Agreement to be Maintained in Confidence. Subject to the provisions of this Section 6, including the exception for any public disclosures made in compliance with the terms of Section 6.6, the Parties agree that the terms of this Agreement are confidential and will not be disclosed by either Party to any Third Party (except to a Party's professional advisor) without prior written permission of the other Party; provided, however, that either Party may make any filings of this Agreement required by law or regulation in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment; and provided, further, that either Party may disclose the terms of this Agreement to a Third Party (and its professional advisors) when such disclosure is reasonably necessary in connection with (i) the grant of a license or sublicense of the Licensed Patents to such Third Party, (ii) a merger, acquisition, placement, investment, or other such transaction with such Third Party, or (iii) the sale of securities to or other financing from such Third Party or a financing underwritten by such Third Party, in which case disclosure may be made to any person or entity to whom such Third Party sells such securities (and its professional advisors). Prior written permission for disclosure will not be required when a Party is ordered to disclose information concerning the Agreement by a competent tribunal or such disclosures are required by law, regulation, or stock exchange rules, except that such Party will make all reasonable efforts to limit any disclosure as may be required in the course of legal proceedings by entry of an appropriate protective and confidentiality order, and will provide the other Party with as much advance notice of such circumstances as is practicable.

7.	Term and Termination

7.1          Term. The term of this Agreement will commence as of the Effective Date and, unless earlier terminated in accordance with this Section 7, will expire upon the expiration of the Royalty Term for all Licensed Products in all countries (the “Term”).

7.2	Termination for Material Breach.

7.2.1      Any material failure by a Party (“Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure a “Material Breach”) will entitle the other Party (“Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the defaulting Party to make good or otherwise cure such Material Breach.

7.2.2      If such Material Breach is not cured within 60 days after the receipt of notice pursuant to Section 7.2.1 above, the Non-Breaching Party will be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided, however, that if the Breaching Party disputes the existence of a Material Breach, the matter will be submitted for resolution in accordance with Section 10.4, and this Agreement cannot be terminated by the Non-Breaching Party until a court of competent jurisdiction in accordance with Section 10.4.3 in a final decision from which no further appeal can be taken has found such Material Breach to exist.

7.3          Termination at Will. Licensee may terminate this Agreement in its entirety at any time upon 90 days’ prior written notice to Licensor. Licensor may terminate this Agreement in its entirety, upon written notice to Licensee effective immediately, (i) if Licensee is declared bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against Licensee and such petition is not dismissed within ninety (90) days after filing, or (iii) if Licensee makes or executes an assignment of substantially all of its assets for the benefit of creditors.

7.4	Consequences of Expiration and Termination.

7.4.1      Expiration. Upon expiration of the Term pursuant to Section 7.1, Licensee will have an exclusive, irrevocable, perpetual, worldwide, fully-paid license, with the right to sublicense through multiple tiers of sublicenses, under the Licensed Technology to research, develop, make, use, sell, offer for sale, and import Licensed Products in the Field.

7.4.2      Early Termination. Upon termination of this Agreement pursuant to Sections 7.2 or 7.3, all licenses granted by Licensor to Licensee under this Agreement will terminate; provided, however, that in such event, Licensee may sell all Licensed Products then in its inventory, subject to the payment of the royalties set forth in Section 3.3 of this Agreement.

7.4.3      Survival of Certain Sublicenses. Sublicenses granted by Licensee will survive termination of Licensee's license hereunder, provided that (a) such Affiliate or Sublicensee is not the cause of the default, (b) such Affiliate or Sublicensee is not in breach of, and continues to fully perform all obligations under, its sublicense agreement, and (c) Licensor continues to receive from such Affiliate or Sublicensee all payments set forth in Section 3 due on account of Sublicense Revenues generated by such Affiliate.

7.4.4      Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 5.3, 6, 7.4, 8, 9, and 10 will survive any termination or expiration of this Agreement.

8.	Indemnification and Insurance

8.1          Indemnification by Licensor. Licensor will indemnify Licensee, its Affiliates, sublicensees, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all liability suits, investigations, claims or demands by Third Parties (“Third Party Claims”) to the extent arising from or occurring as a result of or in connection any breach by Licensor of its representations, warranties or obligations under this Agreement, except to the extent that such Losses arise out of or result from (i) the negligence or willful misconduct of a party seeking indemnification hereunder, or (ii) a breach by a party seeking indemnification hereunder of any provision of this Agreement.

8.2          Indemnification By Licensee. Licensee will indemnify Licensor, its Affiliates, and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning a Licensed Product that is developed or commercialized by Licensee, its Affiliates or sublicensees pursuant to any right or license granted under this Agreement, except to the extent that such Losses arise out of or result from (i) the negligence or willful misconduct of a party seeking indemnification hereunder, or (ii) a breach by a party seeking indemnification hereunder of any provision of this Agreement.

8.3	Indemnification Procedure.

8.3.1      Notice of Claim. The indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 8.1 or Section 8.2, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by such Party to this Agreement (the “Indemnified Party”).

8.3.2      Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

8.3.3      Right to Participate in Defense. Without limiting Section 8.3.2 above, any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3.2 (in which case the Indemnified Party will control the defense).

8.3.4      Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time prior to the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s sole and absolute discretion). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

8.3.5      Cooperation. The Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the defense or prosecution of any Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

8.4          Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.5          Insurance. Each Party will have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and will upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

9.	Limitation of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT APPLY TO AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT AND WILL NOT LIMIT EITHER PARTY'S OBLIGATIONS TO THE OTHER PARTY UNDER SECTIONS 6 AND 8 OF THIS AGREEMENT.

10.	Miscellaneous

10.1	Rights in Bankruptcy; Change of Control.

10.1.1    All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that Licensee, its Affiliates and sublicensees, as the licensee or sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the United States Bankruptcy Code, Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Licensor subject to such proceeding continues to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Licensee.

10.1.2    In the event of a Change of Control of Licensor, Licensor will provide written notice to Licensee promptly following such Change of Control. As used in this Section 10.1.2, “Change of Control” means (a) a sale, lease, license or other disposition of all or substantially all of the assets of a Party; (b) any consolidation or merger of a Party with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of a Party immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (c) any transaction or series of related transactions to which a Party is a party in which in excess of fifty percent (50%) of a Party’s voting power is transferred; provided, that a Change of Control will not include (i) any consolidation or merger effected exclusively to change the domicile of a Party, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by a Party or any successor, or indebtedness of such Party is cancelled or converted, or a combination thereof.

10.2        Assignment. Neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties under this Agreement; provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate and to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates; and provided, further, that the relevant assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement. The assigning Party (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Third Party assignee under this Agreement. Any purported assignment or transfer in violation of this Section 10.2 will be void ab initio and of no force or effect.

10.3        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

10.4	Governing Law; Dispute Resolution.

10.4.1    This Agreement, all disputes between the Parties related to or arising out of this Agreement, the Parties’ relationship created hereby, and/or the negotiations for and entry into this Agreement, including any dispute concerning its conclusion, binding effect, amendment, coverage, or termination, will be governed by the laws of the State of New York without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.

10.4.2    The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within 20 days of receipt of the written notice by the other Party, such dispute will be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within 30 days after it was referred to the Chief Executive Officers. Notwithstanding the foregoing, no Dispute relating to Section 6 will be subject to this Section 10.4.2. In addition, nothing in this Section 10.4 will limit either Party’s right to seek immediate injunctive or other equitable relief whenever the facts or circumstances would permit a Party to seek such relief in a court of competent jurisdiction.

10.4.3    Any Dispute that is not resolved as provided in Section 10.4.2, whether before or after termination of this Agreement, will be resolved by litigation in the courts of competent jurisdiction located in New York, New York. Each Party hereby agrees to such jurisdiction and waives any objections as to the personal jurisdiction or venue of such courts.

10.5        Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to Licensor, to:

Revaax Pharmaceuticals LLC
P.O. Box 22476
Indianapolis, IN 46222
Attention: Chief Executive Officer
Facsimile: __________________

If to Licensee, to:

Rexahn Corporation
9620 Medical Center Drive, Suite 100
Rockville, MD 20850
Attention: Chief Business Officer
Facsimile: 240-268-5310

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, and (ii) on the second business day after dispatch, if sent by internationally-recognized overnight courier. It is understood and agreed that this Section 10.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

10.6        Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

10.7        Relationship of the Parties. It is expressly agreed that the Parties' relationship under this Agreement is strictly one of licensor-licensee, and that this Agreement does not create or constitute a partnership, joint venture, or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

10.8        Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.9        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.0        No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

10.11      Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.12     Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, and the use of any gender will be applicable to all genders. Unless used in combination with the word “either,” the word “or” is used throughout this Agreement in the inclusive sense (and/or). Unless expressly provided otherwise, references to Sections are references to Sections of this Agreement. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used in this Agreement will mean including, without limiting the generality of any description preceding such term. No rule of strict construction will be applied against either Party.

[Remainder of page intentionally left blank. Signature page follows.]

In Witness Whereof, the Parties have executed this License Agreement by their respective authorized representatives as of the date first written above.

Revaax Pharmaceuticals LLC

By:	/s/ Gary Koppel
Name:	Gary Koppel
Title:	Vice President

Rexahn Corporation

By:	/s/ George F. Steinfels
Name:	George F. Steinfels
Title:	Chief Business Officer

Attachments: Exhibit A

Exhibit A

Issued Patents	Issue Date	Title
US No. 6,426,342	30-Jul-2002	Use Of Β-Lactamase Inhibitors As Neuroprotectants
US No. 6,627,625	30-Sep-2003	Neurotherapeutic Composition And Method
US No. 6,610,681	26-Aug-2003	Neurotherapeutic Clavulanate Composition And Method
US No. 6,489,319	03-Dec-2002	Neurotherapeutic Use Of Carboxypeptidase Inhibitors
NZ No. 517662	29-Mar-2004	Neurotherapeutic Formulations

Pending Patent	Filing Date	Title
US- 10/658667	09-Sep-2003	Neurotherapeutic Compositions And Method
EP - 00955580.6	16-Aug-2000	Pharmaceutical Compositions Comprising Clavulanic Acid Or Derivative Thereof For The Treatment Of Behavioral Diseases
CA -2380820	16-Aug-2000	Pharmaceutical Compositions Comprising Clavulanic Acid Or Derivative Thereof For The Treatment Of Behavioral Diseases
AU - 67763/00	16-Aug-2000	Pharmaceutical Compositions Comprising Clavulanic Acid Or Derivative Thereof For The Treatment Of Behavioral Diseases
JP - 2001-516530	16-Aug-2000	Neurotherapeutic Composition And Method
CA - 2383522	16-Aug-2000	Neurotherapeutic Composition And Method
EP - 00959244.5	16-Aug-2000	Neurotherapeutic Composition And Method
MX -PAa20002001667	16-Aug-2000	Neurotherapeutic Composition And Method
US - 10/114174	02-Apr-2002	Neurotherapeutic Compositions
NZ - 517663	16-Aug-2000	Pharmaceutical Compositions Comprising Clavulanic Acid Or Derivative Thereof For The Treatment Of Behavioral Diseases
US-10/224124	20-Aug-2002	Neurotherapeutic Composition And Method Therefor
US-10/175092	18-Jun-2002	Therapeutic Treatment For Sexual Dysfunction
US-10/620221	15-Jul-2003	Neurotherapeutic Clavulanate Composition And Method
US-10/467185	05-Aug-2003	Antibiotic Composition And Method
PCT - US2004/027451	24-Aug-2004	Oral Neurotherapeutic Cefazolin Compositions